EMPLOYMENT AGREEMENT AMENDMENT

EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment"), effective as of January 1, 2014, by and among Pharma-Bio Serv, Inc. with its principal office at 6 Road 696, Dorado, Puerto Rico 00646 (the “Company”), and Pedro J.  Lasanta (“Executive”) (both hereinafter “the Parties”).

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated November 5, 2007, as such Employment Agreement has been and may be amended, restated or otherwise modified from time to time (the "Employment Agreement").  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement; and

WHEREAS, the Company desires to modify the Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 3(a) of the Employment Agreement is amended and restated in its entirety as follows:

(a)
For his services, the Company shall pay Executive a salary (“Salary”) at the annual rate of $160,000.  Salary shall be paid in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly.  Executive’s salary will be revised annually based upon performance evaluations following the Company’s performance review process and subject to the financial status of the Company.

2.	Section 5(e) of the Employment Agreement is amended and restated in its entirety as follows:

(e)	In the event that the Company terminates this Agreement and Executive’s employment other than for reasons set forth in Sections 5(a), 5(b), or 5(c):

i.
The Company shall (1) pay to the Executive within 30 days after the date of his termination (a) a  lump-sum severance payment in an amount equivalent to one (1) year of his salary at the time of the termination, less legal withholdings, or the severance established by PR labor law No. 80 of May 30, 1976, known as the “Wrongful Discharge Act” (“Ley de Despido Injustificado”), whichever amount is higher; (b) any bonuses that the Executive may have earned up to the date of his termination, and (c) any unused accrued vacation days, (2) provide Executive one (1) year health coverage for the Executive and dependents, and (3) provide that any restricted stock units, options or other similar granted awards held by the Executive will become vested and exercisable for a three month period following the termination; and

ii.	The restrictions set forth in Section 7(a) of this Agreement shall terminate immediately.

3.	A new Section 5(f) shall be added to the Employment Agreement as follows:

(f)
In the event there is a change in control of the Company in connection with a sale, merger or acquisition of the Company or the Company ceases to be a public company, and is no longer subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, any restricted stock units, options or other similar granted awards held by the Executive will become vested and exercisable immediately prior to such event.

4.
The terms of this Amendment regarding the vesting of awards in connection with a termination or change of control of Company shall supersede any such terms in the award agreements between the Company and Executive.

5.
Except as expressly amended by the terms of this Amendment and all prior amendments to the Employment Agreement, the terms of the Employment Agreement shall remain in effect and are unchanged by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment in Dorado, Puerto Rico, this 17th day of February, 2014.

PHARMA-BIO SERV, INC. By: /s/ Elizabeth Plaza	EXECUTIVE: /s/ Pedro Lasanta
Name: Elizabeth Plaza	Name: Pedro Lasanta
Title: Chairman	Title: Chief Financial Officer